UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 6, 2021
Date of Report (Date of earliest event reported)

Biodesix, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39659	20-3986492
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2970 Wilderness Place, Suite 100 Boulder, Colorado (Address of Principal Executive Office)	80301 (Zip Code)

Registrant’s telephone number, including area code: (303) 417-0500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value of $0.001 per share	BDSX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On December 6, 2021, Dr. Jon Faiz Kayyem was appointed to the Board of Directors of Biodesix, Inc. (the “Company”), effective December 6, 2021. Dr. Kayyem will serve as a director with a term expiring at the Company's Annual Shareholder Meeting in 2024. In connection with Dr. Kayyem's appointment, the Board has appointed Dr. Kayyem to the Compensation Committee, effective December 7, 2021.

Dr. Kayyem has over 20 years of experience inventing, patenting, licensing, developing, and commercializing novel solutions for molecular diagnostics and DNA detection opportunities. Dr. Kayyem has served in various leadership positions throughout his career. He held numerous roles at GenMark Diagnostics, including Founder, CEO and President, Chief Scientific Officer, Senior Vice President of Research and Development. Prior to his work at GenMark Diagnostics, Dr. Kayyem served as Director and Founder of Calimmune and was Vice President of Life Sciences at Motorola. In October 2004, he co-founded the biotechnology fund management company, Efficacy Capital Limited and served as a managing partner. Additionally, Dr. Kayyem founded Clinical Micro Sensors Inc., the predecessor company of Genmark Dx, to commercialize multiple technical innovations that he developed while serving as a Senior Research Fellow at the California Institute of Technology (Caltech). Dr. Kayyem holds a B.S. and M.S. in Biochemistry from Yale University and a Ph.D. in Molecular Biology from Caltech. Currently, Dr. Kayyem is on the Board of Directors of Inhibrx.

In connection with Dr. Kayyem’s appointment, Dr. Kayyem will be entitled to receive compensation and participate in the Company's Non-Employee Director Compensation Policy (Director Compensation Policy), including equity compensation and annual retainers, generally available to the Company’s Board members for each 12-month period from April 1st to March 31st.

Dr. Kayyem was awarded an initial equity grant having a grant date value of $375,000 and consisting of 50,368 non-qualified stock options (NQSOs) with a 5-year vesting period (40% at the two-year anniversary of the appointment effective date with the remaining shares vesting in equal monthly installments thereafter over the next three years) and 31,619 restricted stock units with a one-year vesting period (vesting 100% on the one-year anniversary of the appointment effective date), with vesting generally subject to Dr. Kayyem's continued service on the Board. The initial equity grant was made as of the effective date of Dr. Kayyem's appointment to the Board, with a strike price for the NQSOs equal to the closing stock price of the Company on that day. In addition, on December 7, 2021, Dr. Kayyem was awarded a prorated annual equity grant under the terms of the Director Compensation Policy having a grant date value of $87,397 and consisting of 27,038 NQSOs vesting 100% on March 31, 2022 and with a strike price equal to the closing stock price of the Company on December 7, 2021.

There is no arrangement or understanding pursuant to which Dr. Kayyem was selected to serve as a director of the Company and there are no related party transactions between Dr. Kayyem and the Company that would require disclosure under Item 404(a) of Regulation S-K. In addition, there are no family relationships between Dr. Kayyem and any director or executive officer of the Company.

Item 7.01. Regulation FD Disclosure.

On December 8, 2021, the Company issued a press release announcing the appointment of Dr. Kayyem to the Board of Directors, as described in Item 5.02 of this Current Report. A copy of the press release announcing the appointment of Dr. Kayyem is attached hereto as Exhibit 99.1.

The information contained in this Item 7.01 and Exhibit 99.1 attached hereto is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such document or filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

No.	Exhibit
99.1	Press Release issued by Biodesix, Inc. dated December 8, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2021	BIODESIX, INC.

	By:	/s/ Robin Harper Cowie
	Name:	Robin Harper Cowie
	Title:	Chief Financial Officer